Filed with the Securities and Exchange Commission on July 30, 2004

Securities Act Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VENTURE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1277503
(State of incorporation)	(I.R.S. Employer Identification No.)
721 SE College Street, P.O. Box 3800,	98509
Lacey, Washington	(Zip Code)
(Address of principal executive offices)

2004 STOCK INCENTIVE PLAN
(Full title of the plan)

Ken F. Parsons, Sr.
President and Chief Executive Officer
721 SE College Street
P.O. Box 3800
Lacey, Washington 98509
(360) 459-1100
(Name, address and telephone number of agent for service)

     Copies to:
Kenneth E. Roberts, Esq.
Foster Pepper Tooze LLP
601 SW 2nd Avenue, Suite 1800
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE
	Number of Shares	Proposed	Proposed Maximum
Title of Securities	Being Registered	Maximum Offering	Aggregate Offering	Amount of
Being Registered	(1)	Price Per Share (2)	Price (2)	Registration Fee
Common Stock	200,000	$7.78	$1,556,000.00	$197.15

(1)	The shares of Common Stock represent the number of shares with respect to which options and restricted stock may be granted under the 2004 Stock Incentive Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of the 2004 Stock Incentive Plan.
(2)	The maximum offering price for the shares cannot presently be determined as the offering price is established at the time options and restricted stock are granted. Pursuant to Rule 457(h), the offering price is estimated based on the book value as of June 30, 2004, and the maximum offering price is calculated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                In accordance with the instructions to Part I of Form S-8, the information required to be set forth in Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

                The following documents filed by Venture Financial Group, Inc. with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(1)	The registrant's Annual Report for the period ending December 31, 2003 on Form 10-K filed with the Commission on March 30, 2004 (File No. 000-24024).
(2)	The registrant's Quarterly Report on Form 10-Q for the period ending March 31, 2004 filed with the Commission on May 17, 2004, and the registrant's Current Reports on Form 8-K filed January 23, February 4, March 17, April 27, May 11, June 2, June 22, June 24 and July 23, 2004 (File No. 000-24024).
(3)	The description of the registrant's common stock contained in the registration statement on Form S-4/A, Registration No. 333-15321, filed with the SEC on November 29, 1996, including any amendment or report filed for the purpose of updating such description.

                All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

                Not Applicable.

Item 5. Interests of Named Experts and Counsel.

                Not Applicable.

Item 6. Indemnification of Directors and Officers.

                Under the Washington Business Corporation Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (1) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (2) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the

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Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of incorporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction. The registrant's Bylaws provide that the registrant will indemnify any individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

  the individual acted in good faith, and
  the individual reasonably believed (1) in the case of conduct in the individual's official capacity within the corporation, that the individual's conduct was in its best interests, and (2) in all other cases, that the individual's conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful.

                The registrant's Second Amended and Restated Articles of Incorporation provide that a director shall not be personally liable to the registrant or its shareholders for monetary damages for conduct as a director, except for liability of a director for:

  acts or omissions that involve intentional misconduct or a knowing violation of law by the director;
  conduct which violates applicable provisions of the Washington Business Corporation Act pertaining to unpermitted distributions to shareholders or loans to directors; or
  any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

                The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors of the registrant for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the registrant. These provisions do not limit the rights of the registrant or any shareholder to seek non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 7. Exemption from Registration Claimed.

                Not applicable.

Item 8. Exhibits.

                The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are listed on the Exhibit Index, which follows the signature page.

Item 9. Undertakings.

                The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new

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registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lacey, State of Washington, on the 16th day of June, 2004.

VENTURE FINANCIAL GROUP, INC.

By: /s/ Ken F. Parsons, Sr.
Ken F. Parsons, Sr.
President and Chief Executive Officer

POWER OF ATTORNEY

                Each person whose individual signature appears below hereby authorizes and KEN F. PARSONS, SR. and CATHERINE M. REINES, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:	/s/ Ken F. Parsons, Sr.	Date: June 16, 2004
Ken F. Parsons, Sr.
President, Chief Executive Officer and Director

By:	/s/ Lowell E. Bridges	Date: June 16, 2004
Lowell E. Bridges, Director

By:	/s/ Linda E. Buckner	Date: June 16, 2004
Linda E. Buckner, Director

By:	/s/ E. Paul Detray	Date: June 16, 2004
E. Paul Detray, Director

By:	/s/ Jewell C. Manspeaker	Date: June 16, 2004
Jewell C. Manspeaker, Director

By:	/s/ Patrick L. Martin	Date: June 16, 2004
Patrick L. Martin, Director

By:	/s/ A. Richard Panowicz	Date: June 16, 2004
A. Richard Panowicz, Director

By:	/s/ Larry J. Schorno	Date: June 16, 2004
Larry J. Schorno, Director

By:	/s/ Catherine M. Reines	Date: July 27, 2004
Catherine M. Rienes, Chief Financial Officer

EXHIBIT INDEX

Exhibit

4.1 *	Second Amended and Restated Articles of Incorporation
4.2 **	Bylaws
4.3 ***	2004 Stock Incentive Plan
5.1	Opinion of Foster Pepper Tooze LLP
23.1	Consent of Moss Adams LLP
23.2	Consent of McGladrey Pullen
23.3	Consent of Foster Pepper Tooze LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page)

*	Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed November 14, 2003.
**	Incorporated by reference to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed April 1, 2002.
***	Incorporated by reference to Appendix B to the Definitive Proxy Statement filed by the registrant on April 6, 2004

EXHIBIT 5.1

[FOSTER PEPPER TOOZE LLP LETTERHEAD]

July 30, 2004

Board of Directors
Venture Financial Group, Inc.
721 SE College Street
Lacey, Washington

                Re:       Form S-8 Registration
                            2004 Stock Incentive Plan

Ladies and Gentlemen:

                This firm is special counsel to Venture Financial Group, Inc., a Washington corporation ("Venture") and, in that capacity, have assisted in the preparation of certain documents, including Venture's Registration Statement on Form S-8 (the "Registration Statement") covering 200,000 shares of Venture common stock (the "Shares") to be issued upon the exercise of options and grants of restricted stock issued by Venture in accordance with the terms of Venture 2004 Stock Incentive Plan (the "Plan"), and the agreements governing such options and grants.

                In the course of our representation described above, we have examined the Plan and the Registration Statement. We have reviewed the Articles of Incorporation and the Bylaws of Venture, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of Venture. We have also received from the officers of Venture certificates and other representations concerning certain factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of, public officials in those jurisdictions in which we have deemed it appropriate.

                As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

                Based upon and subject to all of the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that the Shares have been validly authorized and, when (i) the Registration Statement has become and remains effective, (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state and other securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

                Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Washington and the United States of America and the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

                This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

                We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or General Rules and Regulations of the Securities and Exchange Commission.

                                                                                                                                                        Very truly yours,

                                                                                                                                                        FOSTER PEPPER TOOZE LLP

EXHIBIT 23.1

[LETTERHEAD OF MOSS ADAMS LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Venture Financial Group, Inc. relating to the Venture Financial Group, Inc. 2004 Stock Incentive Plan of our report dated January 14, 2004, included in the Annual Report on Form 10-K of Venture Financial Group, Inc. for the year ended December 31, 2003.

/s/ Moss Adams LLP

Everett, Washington
July 29, 2004

EXHIBIT 23.2

[LETTERHEAD OF MCGLADREY & PULLEN LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Venture Financial Group, Inc. of our report dated January 10, 2003, included in the Annual Report on Form 10-K of Venture Financial Group, Inc. for the year ended December 31, 2003.

/s/ McGladrey & Pullen, LLP

Tacoma, Washington
July 23, 2004